                                                                      Exhibit 11

                        ITT EDUCATIONAL SERVICES, INC.
              COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                     (In thousands, except per share data)

                                     Three Months Ended June 30,   Six Months Ended June 30,
                                     ---------------------------   -------------------------
                                         1998          1997             1998         1997
                                         ----          ----             ----         ----
Net income (loss)                      $  (660)       $   805         $ 6,668      $ 7,007
                                       =======        =======         =======      =======

Shares:
 Weighted average number
  of shares of common
  stock outstanding                     27,000         27,000          27,000       27,000

Shares assumed issued
 (less shares assumed
 purchased for treasury)
 on stock options                          183            103             163          107
                                       -------        -------         -------      -------

Outstanding shares for diluted
 earnings per share calculation         27,183         27,103          27,163       27,107
                                       =======        =======         =======      =======

Earnings (loss) per common share:      $  (.02)       $  0.03         $  0.25      $  0.26
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